Exhibit 99.0

Southwest Water Company Increases Cash Dividend on Common Stock by 10%


    LOS ANGELES--(BUSINESS WIRE)--Dec. 14, 2006--Southwest Water
Company (Nasdaq:SWWC) today announced that its board of directors has raised the company's quarterly cash dividend on its common stock by 10%, representing the eleventh consecutive annual increase.

    The board declared a quarterly cash dividend of $0.0576 per share on the company's common stock and a quarterly cash dividend of $0.65625 per share on the company's Series A preferred stock. Both dividends will be paid January 19, 2007, to stockholders of record on December 29, 2006.

    Mark Swatek, Southwest Water chairman and chief executive officer, said, "Our board has consistently rewarded our shareholders through annual cash dividend increases. Today's action reflects the continuing confidence our board has in the company's long-term business outlook."

    Southwest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, Dir. Corp. Communications
             213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe
             310-279-5980
             www.pondel.com